UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 5, 2008

Cytomedix, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

416 Hungerford Drive, Suite 330, Rockville, Maryland 20850
(Address of Principal Executive Office) (Zip Code)

240-499-2680
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

The registrant hereby incorporates by reference the disclosure made in Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers’ Compensatory Arrangements of Certain Officers

K. Mohan Termination and Consulting Agreement

On June 5, 2008, Cytomedix, Inc., a Delaware corporation (the “Company”), and Kshitij Mohan, the Company’s Chief Executive Officer and Chairman of the Board of Directors (the “Board”), entered into a Termination and Consulting Agreement (the “Agreement”), pursuant to which Dr. Mohan agreed, among other things, to step down as the CEO and Chairman and to become a consultant to the Company effective June 30, 2008 (the “Separation Date”).

The following is a brief summary of the salient terms of the Agreement:

(i) For the period commencing as of the Separation Date and ending on June 30, 2010, Dr. Mohan will provide consulting services to the Company, which services include, without limitation, working with Company management at a strategic level with respect to the Company's development and product acquisition activities, capital structure, investor relations and reduction of production costs, and to follow up on clinical trials as well as any other matters and activities.

(ii) With the exception of certain provisions, Dr. Mohan’s Employment Agreement with the Company was terminated and canceled with no further force and effect effective upon the execution of the Agreement. In settlement of the severance pay requirements in his original Employment Agreement related to termination “not for cause” by the Company, Dr. Mohan will receive 24 equal monthly installments in the aggregate amount of $500,000.

(iii) With the exception of the foregoing severance payments, certain health benefits to be made available to Dr. Mohan and his spouse, reimbursement of accrued but unused vacation time up to a maximum of 200 hours, and $5,000 in legal counsel fees incurred by Dr. Mohan in connection with negotiation of the Agreement, Dr. Mohan agreed not to enforce any other severance or termination pay or benefits under terms and provisions of his original Employment Agreement with the Company.

(iv) Dr. Mohan will resign from all officer and director positions he holds with the Company.

(v) Dr. Mohan’s stock options previously awarded by the Company and vested as of the date of the Agreement will remain in full force and effect and will continue to be governed by the terms of the applicable stock option grant notices and agreements between the Company and Dr. Mohan. Such options include 990,000 nonqualified stock options issued in April 2004 expiring in April 2014, 100,000 nonqualified stock options issued in June 2005 expiring in June 2015, 100,000 nonqualified stock options issued in August 2006 expiring in August 2016, 59,310 nonqualified stock options issued in January 2008 expiring in January 2018, and 30,000 incentive stock options issued in January 2008 expiring in January 2018.

(vi) The parties to the Agreement executed releases with respect to certain claims enumerated in the Agreement. In addition, Dr. Mohan made additional representations and covenants, including, among others, covenant not to sue, not to compete, not to solicit the Company’s personnel, not to disparage the Company and related parties, and to keep the Company’s information confidential.

(vii) The Agreement also contains certain other provisions that are customary in agreements of this nature.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement which is attached as an exhibit to this filing.

Chief Executive Officer Appointment

To facilitate the transition of the Company’s management team, effective as of the date of Dr. Mohan's departure, the Board approved the appointment of Martin Rosendale as Chief Executive Officer of the Company. Commencing in March 2008, Mr. Rosendale was engaged with the Company as Executive Vice President and Chief Operating Officer. In connection with this appointment, the Board also determined to award a one time cash payment in the amount of $25,000.

As previously reported in the Company’s Current Report on Form 8-K dated March 18, 2008 (the “March 8-K”), prior to his engagement with the Company, from January 2005 to March 2008, Mr. Rosendale held the position of Chief Executive Officer of Core Dynamics, Inc., a Rockville, MD biotechnology startup company using cryopreservation technology developed in Israel. From March 2001 to December 2004, Mr. Rosendale held the position of Senior Vice President and General Manager of ZLB Bioplasma, Inc., a Glendale, CA biologics company, as well as other positions at various biotechnology companies.

There is no arrangement or understanding between Mr. Rosendale and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between Mr. Rosendale and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The terms and provisions of Mr. Rosendale’s employment agreement with the Company as reported in the March 8-K remain unchanged and are incorporated by reference herein.

Presiding Director and Acting Chairman Appointment

The Board appointed James Benson, the Chairman of the Board’s Compensation Committee, the Presiding Director and Acting Chairman of the Board effective as of the date of Kshitij Mohan’s departure as, among other things, the Chairman of the Board. In these capacities, Mr. Benson will, among other things, preside over meetings of non-management, independent directors and, with input from other directors, prepare agendas for these meetings and maintain contact between the Board and the management of the Company.

Item 8.01 Other Events.

On June 9, 2008, the Company issued a press release relating to the events described above which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Exhibits

10.1    K. Mohan Termination and Consulting Agreement
99.1    Press release dated June 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Andrew Maslan
Andrew Maslan Chief Financial Officer

Date: June 10, 2008